For period ending October 31, 2008

File number 811-8767

Exhibit 77I:

	During the period covered by this report, the Registrant established three new series, UBS Select Prime Capital Fund, UBS Select Treasury Capital Fund, and UBS Select Tax-Free Capital Fund. The description of these new series contained in the Registrants Post-Effective Amendment No. 26 to its Registration Statement on Form N-1A, filed with the SEC on Ocotber 3, 2008, is hereby incorporated by reference in response to this sub-item.